Exhibit 99.1
Press Release Source: NewBridge Bancorp
NewBridge Bancorp Announces Appointment of New Chief Financial Officer
Wednesday, March 25, 2009
GREENSBORO, N.C.—(BUSINESS WIRE)—NewBridge Bancorp (NASDAQ: NBBC) (“NewBridge” or the “Company”), the parent company of NewBridge Bank, today announced that Ramsey K. Hamadi has joined its management team as Executive Vice President and Chief Financial Officer. Mr. Hamadi has served as Chief Financial Officer of Pulaski Financial Corp., St. Louis, Missouri; for the last eight years and was previously an examiner with the Federal Reserve Bank of St. Louis. He is also a principal of Ethnic Investments, LLC, which focuses upon creating economic development opportunities in Africa. Mr. Hamadi received his undergraduate degree from the University of Missouri, St. Louis, and his masters in business administration from Maryville University. He served in the United States Marine Corps and is a Trustee of St. Louis Christian College. Mr. Hamadi is also a member of the American Institute of Certified Public Accountants.
Pressley A. Ridgill, President and Chief Executive Officer of NewBridge said that, “We are pleased to have Ramsey join our team. His experience in all aspects of financial institution accounting, financial reporting and investor relations will enhance the depth of our management team and his commitment to ethical business practices is in complete accord with NewBridge’s standards of operation. We are also pleased to announce that Mike Shelton, our current CFO, will remain with NewBridge in the role of Treasurer.
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives such as mutual funds and annuities through Raymond James Financial Services, Inc., a registered broker dealer.
NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2.1 billion, and based on deposit market share is the largest community bank in the Piedmont Triad region of North Carolina. The Bank has 37 banking offices in the Piedmont Triad region of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Contact:

NewBridge Bancorp

Pressley Ridgill, President and Chief Executive Officer

336-369-0900